UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

May 2, 2025

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103 on Thursday, June 12, 2025, at 10:00 a.m. Central Time.

At the meeting, you will be asked to elect two Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; and transact such other business as may properly come before the meeting.

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about May 2, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2025 Annual Meeting of Stockholders and fiscal 2024 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the Annual Meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the Notice or proxy card regarding each of these voting options.

On behalf of management and our Board of Directors, thank you for your continued support of, and interest in, Build-A-Bear Workshop.

Sincerely,

Sharon John
President and Chief Executive Officer

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2025

The 2025 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 12, 2025, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect two Directors;

2. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2025;

3. to approve, by non-binding vote, executive compensation; and

4. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 16, 2025 are entitled to notice of and to vote at the Annual Meeting. As a stockholder of record, you are cordially invited to attend the meeting. Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares. We encourage you to vote via the Internet, as this is the most cost-effective method. Returning the proxy card, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2025

Build-A-Bear Workshop, Inc.’s Proxy Statement for the 2025 Annual Meeting of Stockholders and Annual Report on Form 10-K for the fiscal year ended February 1, 2025 are available at www.edocumentview.com/bbw

You may also obtain these materials free of charge through our website at www.buildabear.com.

BUILD-A-BEAR WORKSHOP, INC.

415 South 18th Street

St. Louis, Missouri 63103

2025 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2025 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 12, 2025, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our Annual Meeting site are provided at Appendix B to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of April 16, 2025 (the “Record Date”) and are entitled to vote at the Annual Meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed or made available to stockholders on or about May 2, 2025.

What Am I Voting On?

You are voting on three items:

(a)	the election of two Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2025; and
(c)	the approval, by non-binding vote, of executive compensation.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors or executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, June 11, 2025 (the day before the Annual Meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR the election of both of the Director nominees;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2025; and
(c)	FOR the non-binding approval of executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Voin Todorovic and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

13,205,991, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 6,602,996 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election will be required for approval of each Director who is up for election, meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If any nominee for Director receives a greater number of votes “against” his or her election than votes “for” such election, our Director Resignation Policy requires that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2025 (Proposal 2), and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may not use discretionary authority to vote shares in the election of Directors or executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. To change your vote, send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2024 Annual Report on Form 10-K are available at

www.edocumentview.com/bbw.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the two nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2025 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the Annual Meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 415 South 18th Street, St. Louis, MO 63103 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company as noted above.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy materials to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of the printed Proxy Statement and 2024 Annual Report on Form 10-K?

As permitted by SEC rules, we are making our proxy materials available to stockholders electronically via the Internet at www.edocumentview.com/bbw and on our Investor Relations website at https://ir.buildabear.com. On or about May 2, 2025, we will begin mailing the Notice of Internet Availability of Proxy Materials to our stockholders containing information on how to access our proxy materials online or request a printed copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, then you will not receive a printed copy of our proxy materials unless you request a printed copy by following the instructions contained in such notice. Adopting this “notice and access” process allows us to reduce the overall costs, as well as the environmental impact, of printing and mailing our proxy materials.

VOTING SECURITIES

On the Record Date, there were 13,205,991 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of April 16, 2025 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares of time-based restricted stock and shares that may be acquired within 60 days of April 16, 2025 upon the vesting of earned performance-based restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(19)(20)	Percentage of Class
Pacifica Capital Investments LLC(1)	1,166,360	8.8%
BlackRock Fund Advisors(2)	984,402	7.5%
The Vanguard Group, Inc.(3)	946,903	7.2%
AllianceBernstein L.P.(4)	761,733	5.8%
De Lisle Partners LLP (5)	720,811	5.5%
Sharon John(6)	334,672	2.5%
Eric Fencl(7)	134,418	1.0%
Maxine Clark(8)	87,121	*
Craig Leavitt (9)	78,167	*
Voin Todorovic(10)	77,692	*
J. Christopher Hurt (11)	50,173	*
Robert Dixon (12)	48,428	*
George Carrara (13)	18,421	*
Narayan Iyengar (14)	14,197	*
Lesli Rotenberg (15)	11,724	*
David Henderson (16)	2,163	*
Richard Johnson (17)	605	*
All Directors and executive officers as a group (11 persons)(18)	770,660	5.8%

*	Less than 1.0%.

(1)

Represents 1,166,360 shares for which Pacifica Capital Investments (“Pacifica”) reports sole dispositive power. Pacifica reports sole voting power over 240,275 shares. The principal address of Pacifica is 3550 Lakeline Blvd, Ste. 170, #1715, Leander, TX 78641. All of the foregoing ownership information is based solely on a Schedule 13F filed by Pacifica on February 11, 2025.

(2)

Represents 984,402 shares for which BlackRock, Inc. (“BlackRock”), on behalf of certain institutional investment manager subsidiaries, reports sole dispositive power. BlackRock, on behalf of such institutional investment manager subsidiaries, reports sole voting power over 976,734 shares. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001. All of the foregoing ownership information is based solely on a Schedule 13F Combination Report filed by BlackRock on February 7, 2025.

(3)

Represents 946,903 shares for which The Vanguard Group, Inc. (“Vanguard”) reports sole dispositive power. Vanguard reports no voting power over these shares. The principal address of Vanguard is PO Box 2600, Valley Forge, PA 19482-2600. All of the foregoing ownership information is based solely on a Schedule 13F filed by Vanguard on February 11, 2025.

(4)

Represents 761,733 shares for which AllianceBernstein L.P. (“AllianceBernstein”) reports sole dispositive power. AllianceBernstein reports sole voting power over 672,153 shares. The principal address of AllianceBernstein is 501 Commerce Street, Nashville, TN 37203. All of the foregoing ownership information is based solely on a Schedule 13G/A filed by AllianceBernstein on February 5, 2025.

(5)

Represents 720,811 shares for which De Lisle Partners LLP (“De Lisle”) reports sole voting and dispositive power. The principal address of De Lisle is 3 Firs Lane, Poole, BH14 8JG, United Kingdom. All of the foregoing ownership information is based solely on a Schedule 13G filed by De Lisle on January 17, 2025.

(6)	Represents 261,288 shares of common stock and 73,384 restricted shares.

(7)	Represents 115,395 shares of common stock and 19,023 restricted shares.
(8)

Represents 7,790 shares of common stock owned directly by Ms. Clark, and 79,331 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark. Ms. Clark is a Director Emeritus.

(9)	Represents 73,569 shares of common stock and 4,598 restricted shares.
(10)	Represents 57,519 shares of common stock and 20,173 restricted shares.
(11)	Represents 30,000 shares of common stock and 20,173 restricted shares.
(12)	Represents 44,980 shares of common stock and 3,448 restricted shares.
(13)	Represents 14,973 shares of common stock and 3,448 restricted shares.
(14)	Represents 10,749 shares of common stock and 3,448 restricted shares.
(15)	Represents 8,276 shares of common stock and 3,448 restricted shares.
(16)	Represents 2,163 restricted shares.
(17)	Represents 605 restricted shares.
(18)	Includes 153,911 shares of restricted stock held by all Directors and executive officers in the aggregate. Shares owned by Ms. Clark, a Director Emeritus are not included.
(19)	No Director, Named Executive Officer or other executive officer beneficially owns shares that are pledged as security.
(20)	Share numbers include restricted stock granted to Named Executive Officers, on April 15, 2025 at a closing price of $36.10 per share.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company's Board of Directors presently has seven members, divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each Annual Meeting of our stockholders. Robert L. Dixon, Jr., Richard Johnson and Craig Leavitt are Class III Directors, and their terms will expire at the 2025 Annual Meeting. Narayan Iyengar and Lesli Rotenberg are Class I Directors, and their terms will expire at the 2026 Annual Meeting. George Carrara and Sharon John are Class II Directors, and their terms will expire at the 2027 Annual Meeting. Robert L. Dixon, Jr. announced that he will not stand for reelection and will retire from the Board of Directors when his current term expires at the 2025 Annual Meeting, at which time the size of the Board of Directors will be reduced to six members. Currently, all of our Directors hold office until the Annual Meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Accordingly, our founder, Maxine Clark, did not stand for re-election when her term expired at the 2023 Annual Meeting. Ms. Clark agreed to the Board of Directors’ request for her to become Director Emeritus. A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class III Directors, Messrs. Johnson and Leavitt, to be re-elected to serve until the 2028 Annual Meeting of stockholders or until their successors are duly elected and qualified. Mr. Johnson was appointed to our Board of Directors in March 2025 following an comprehensive search for director candidates during which the Nominating and Corporate Governance Committee was assisted by an executive search consulting firm. Mr. Leavitt has served on our Board of Directors since 2018.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the two nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election, provided, however, that, in accordance with the Company’s amended and restated bylaws, if the number of nominees exceeds the number of Directors to be elected at the meeting, then Directors shall be elected by the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of April 16, 2025. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class III Directors — Terms Expiring in 2025 and Standing for Re-Election

Richard Johnson, 67, was appointed to our Board of Directors on March 5, 2025.  Mr. Johnson retired as Chief Executive Officer and President of Foot Locker, Inc., a leading publicly held global athletic footwear and apparel retailer (“Foot Locker”), in September 2022. He continued to serve as Executive Chairman of the Board of Foot Locker until January 2023. Mr. Johnson had served as CEO and President of Foot Locker since December 2014, and as Chairman of the Board since May 2016. Prior to becoming CEO and President, he served in a variety of other leadership roles across the globe with Foot Locker. Earlier in his career, Mr. Johnson was a transportation economics manager at Graebel Van Lines, Inc. and he worked for Electronic Data Systems, an IT services company, as a systems engineer. Mr. Johnson currently serves on the Board of Directors of H&R Block, Inc., a publicly traded tax preparation company, and Graebel Companies, Inc., a private company and global leader in mobility services. He served as the Chairman of the Board of Directors of the Retail Industry Leaders Association and on the Board of Directors of The Footwear Distributors and Retailers of America. Mr. Johnson currently serves on the Chancellor’s National Leadership Council at the University of Wisconsin, Eau Claire, and previously served as a Save the Children Trustee and representative on the Save the Children – Head Start Board. Mr. Johnson received a Bachelor of Arts degree in Business Administration and Accountancy from the University of Wisconsin, Eau Claire.

During his career, including service as the Chief Executive Officer of Foot Locker, Mr. Johnson gained extensive knowledge of both brick and mortar and digital/dot.com retail operations, and he developed significant leadership, operations, financial management, and enterprise risk management experience. Mr. Johnson qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. As a member of the Board of Directors of other publicly traded and private companies, he has gained highly relevant corporate governance experience.

Craig Leavitt, 64, was appointed to the Board of Directors on January 4, 2018 and serves as our Non-Executive Chairman.  He served as Chief Executive Officer and Director of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”), from February 2014 until August 2017 when the company was sold to Coach, Inc.  From October 2010 until February 2014, he was Chief Executive Officer of Kate Spade New York, a division of Fifth & Pacific Companies, Inc.  Mr. Leavitt also served as Co-President and Chief Operating Officer of Kate Spade, LLC from April 2008 through October 2010. Prior to joining Kate Spade, LLC, Mr. Leavitt was President of Global Retail at Link Theory Holdings, where he had total responsibility for merchandising, operations, planning, allocation and real estate for the Theory and Helmut Lang retail businesses. Previously, Mr. Leavitt spent several years at Diesel, S.p.A., an Italian retail clothing company, having most recently served as Executive Vice President of Sales and Retail. Mr. Leavitt also spent 16 years at Polo Ralph Lauren, where he held positions of increasing responsibility, the last being Executive Vice President of Retail Concepts. Since leaving Kate Spade, Mr. Leavitt devotes his time to service on Boards of Directors. Mr. Leavitt serves on the Board of Directors of HDS Global, a grocery and general merchandise e-commerce delivery service.  Until recently, Mr. Leavitt served on the Board of Directors of Gildan Activewear, Inc., a publicly traded manufacturer of apparel; Mattress Firm, Inc., an omni-channel mattress specialty retailer; Crate & Barrel Holdings, Inc., a company that owns and operates housewares, furniture and home accessories stores in North America and through franchisees internationally; and NEST Fragrances, LLC, a distributor of home scents, eau de parfums, and fragranced body care products.  He also served on the Board of Directors of The Roundabout Theater Company, one of the largest nonprofit theatre companies in the United States. Mr. Leavitt holds a Bachelor of Arts from Franklin & Marshall College. Mr. Leavitt resides in New York.

During his career in the retail industry, Mr. Leavitt has gained extensive experience in the areas of strategic planning, product development and innovation, marketing, store operations, and real estate. His background, including his service as Chief Executive Officer and Director of a publicly traded company, allows him to provide to our Board of Directors insights and perspectives regarding strategic planning, leadership, stockholder relations, business operations, brand management, marketing, and business development.

Class III Directors — Terms Expiring in 2025 and Not Standing for Re-Election

Robert L. Dixon, Jr., 69, was appointed to our Board of Directors on February 12, 2018.  Mr. Dixon has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. (“PepsiCo”), a publicly traded global food and beverage company, from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company, a publicly traded consumer household products company, since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon serves on the Board of Directors of Elevance Health, Inc., a publicly traded health benefits and services company, and Okta, Inc., a publicly traded software services company. He also serves on the Georgia Institute of Technology Board of Trustees and the College of Computing Advisory Board. He previously served on the CIO Advisory Board for International Business Machines Corporation. Mr. Dixon holds a Bachelor of Science Degree in Electrical Engineering from The Georgia Institute of Technology. He and his wife reside in Atlanta, Georgia.

Having served as Global Chief Information Officer of a large public company and through his service on the CIO Advisory Board for another large public company, Mr. Dixon has extensive technology experience, including in the area of cybersecurity. He also has significant marketing experiences through his senior positions at two large public companies, both of which have global retail consumer product focus.

Class I Directors — Terms Expiring in 2026

Narayan Iyengar, 50, was appointed to our Board of Directors on November 30, 2021. He has a wide background in digital, technology and business transformation. From March 2022 to June 2023, Mr. Iyengar served as the Executive Vice President and Chief Operating Officer of DISH Network Corporation, a publicly traded provider of television entertainment and technology through satellite and streaming services, where he oversaw key business operations including customer experience, in-home services, billing and credit, and manufacturing and distribution. His areas of focus include digital transformation, omnichannel customer journeys and accelerating strategic initiatives. Earlier in his career, he served as the Senior Vice President, Digital and E-Commerce of Albertsons Companies, a leading food and drug retailer, from 2017 to 2020, where he led the digital transformation and launched various e-commerce and omnichannel offerings, expanded the loyalty program and enhanced the digital experience. Prior to that, from 2013 to 2017, he served as Vice President, E‑Commerce and Digital Analytics of The Walt Disney Company, a multinational entertainment and media conglomerate, where he led the growth of e-commerce channel for Walt Disney’s theme parks, resorts, cruise lines and guided family adventures. From 2005 to 2013, Mr. Iyengar was a consultant at McKinsey & Company, a global management consulting firm, and served global clients on topics related to business technology and digital transformation. Mr. Iyengar has also served on the boards, as an advisor and as interim executive at a number of privately held firms. He holds a Master of Business Administration, Management from Columbia University Business School and a Bachelor’s Degree in Electronics & Communication Engineering from University of Mysore, India.

Mr. Iyengar has extensive operational and e-commerce experience, and he has helped numerous companies in a variety of industries formulate and implement innovative digital transformation strategies.  Mr. Iyengar brings to the Build-A-Bear Workshop Board of Directors valuable and relevant insights regarding digital, sales, marketing and other strategic and operational matters.

Lesli Rotenberg, 63, was appointed to our Board of Directors on November 30, 2021. Ms. Rotenberg is the former Chief Programming Executive & General Manager, Children’s Media & Education of the Public Broadcasting Service (“PBS”), an American public media organization and distributor of television and digital content, serving in that role from February 2016 to June 2021. She was responsible for the strategic direction of an innovative, dynamic media service to meet the needs of America’s children, parents, and teachers. While at PBS, she also served as General Manager, Children’s Programming from 2005 to 2016 and as Senior Vice President, Marketing & Communications from 2000 to 2016. Prior to that, Ms. Rotenberg served for ten years at Discovery Communications, Inc. in a variety of senior level management positions with strategic responsibilities for positioning The Discovery Channel, TLC and Animal Planet media brands to consumers, advertisers, cable affiliates and promotion partners. Currently, she is the founder and CEO of Unlock Inspiration, a leadership development and executive coaching LLC. She holds a Bachelor of Science in Journalism from Boston University School of Public Communication.

Throughout her career, Ms. Rotenberg developed extensive experience regarding entertainment content creation and distribution, business development, brand management, marketing, digital content, media and strategic planning.  With this experience, she provides our Board of Directors with valuable insights and perspectives regarding entertainment, marketing, brand management and other strategic and operational matters.

Class II Directors — Terms Expiring in 2027

George Carrara, 56, was appointed to our Board of Directors on July 26, 2019.  He is the former President and Chief Operating Officer of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”) (formerly Liz Claiborne Inc. and Fifth & Pacific Companies, Inc.), serving in this role from February 2014 to December 2017 when the company was sold to Coach, Inc. Mr. Carrara oversaw strategy and business development, investor relations, supply chain, e-commerce, finance, global operations and information technology. He served as Chief Financial Officer and Chief Operating Officer of Kate Spade from April 2012 to February 2014. He worked for Tommy Hilfiger North America from 1999 through the sale of the company in 2011 and served in various senior positions, including as Chief Operating Officer from 2006 to 2011; Executive Vice President of U.S. Operations - Wholesale and Retail from 2004 to 2005; Chief Operating Officer and Chief Financial Officer of wholesale operations from 2003 to 2004; and Chief Financial Officer for various wholesale divisions from 1999 to 2003.  Prior to that, Mr. Carrara served as Chief Financial and Operating Officer for Mirage Apparel Group. He began his career in the Entrepreneurial Services & Consumer Product Groups at Price Waterhouse, is a Certified Public Accountant and received a Bachelor of Science Degree in Economics from the Wharton School. Since departing Kate Spade, Mr. Carrara has served in various advisory roles in the retail, fashion and e-commerce sectors. In early 2024, George co-founded k4 Partners LLC, for the purpose of identifying, acquiring and scaling a fashion brand and, to date, has performed due diligence on several targets.  Additionally, between summer 2022 and spring of 2024 George served on the advisory board of Zliide Technologies ApS, a privately owned provider of retail self-checkout and instant omni- inventory systems. He also recently served as a strategic advisor to Stigmi Learning, an on-demand secondary school tutoring platform in the start-up phase.

Throughout his career, Mr. Carrara has obtained extensive operational as well as commercial, financial and accounting expertise and leveraged these skills to manage transformations and create shareholder value. During his tenure as President and Chief Operating Officer of Kate Spade, he gained expertise in store operations, digital, supply chain, investor relations, international expansion, business development and strategic planning. In various senior finance and operations roles prior to that, Mr. Carrara obtained extensive financial planning, treasury, technology, logistics and accounting experience. Mr. Carrara qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Carrara provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Sharon John, 61, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. Ms. John serves on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She is married with three children and resides in St. Louis, Missouri.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

Director Emeritus

Maxine Clark, 75, founded the Company in 1997, served as our Chief Executive Bear until June 2013, and served as a director until 2023 when she was appointed Director Emeritus. She was our President from our inception in 1997 to April 2004 and served as Chairman of our Board of Directors from April 2000 until November 2011. She currently serves as Chief Executive Officer of the Clark-Fox Family Foundation. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark previously served on the Board of Directors of Foot Locker and on the Board of Directors of J. C. Penney Company, Inc., during a time when it was a publicly traded apparel and home retail company. She formerly served on the Board of Directors of The Gymboree Corporation, a formerly publicly reporting retail company, and she currently serves on the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is an Emeritus member of the Board of Trustees of Washington University in St. Louis, serves on the national Board of Directors of the Public Broadcasting Service (PBS), and is a past member of the Boards of Directors of Barnes-Jewish Hospital in St. Louis and the Goldfarb School of Nursing at Barnes-Jewish College. Ms Clark is a member of the Board of Directors of the Delmar DivINe, a multi-use real estate project she created and developed. Ms. Clark is an Emeritus Director of the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television). She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women-owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a past member of its national Board of Trustees. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a Bachelor’s egree from the University of Georgia, an Honorary Doctor of Laws from Washington University and Saint Louis University and an Honorary Doctor of Humane Letters—Education from the University of Missouri, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has more than 45 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she has highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In fulfilling their responsibilities, the Committees report regularly to the Board regarding their activities, review and reassess the adequacy of their charters on an annual basis and perform annual self-evaluations of their performance.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officers, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website and these documents are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. Each of our Directors, executive officers, Bearquarters associates, and store management signs our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly defined Non-Executive Chairman role;
•	Executive sessions of the independent Directors before or after every regular Board meeting; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Board and the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the independent Directors; (iii) facilitating communication with independent Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Craig Leavitt, in writing c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103.

Meeting Attendance

The Board of Directors met seven times in fiscal 2024 for regular and special meetings. All Directors attended all of the meetings of the Board and committees on which they served. While the Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, the Company encourages all Directors to attend. All of our Directors attended our 2024 Annual Meeting. All Directors plan to attend the 2025 Annual Meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are George Carrara (Chair), Robert Dixon, Narayan Iyengar, Richard Johnson, and Craig Leavitt.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors and setting compensation of the independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies, implementation of new accounting standards, and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases, the Company’s use and policies relating to non-GAAP measures and required disclosures, the Company’s major financial risk exposures, including data privacy and cybersecurity risks. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan, staffing and duties of the internal audit function and reviews its performance. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

The Audit Committee held seven meetings in fiscal 2024.

Compensation and Human Capital Committee

The members of the Compensation and Human Capital Committee are George Carrara, Narayan Iyengar, Craig Leavitt (Chair), and Lesli Rotenberg.

The Compensation and Human Capital Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee oversees the implementation and enforcement of the Company’s compensation clawback policy and it reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives.

The Committee reviews the company’s employee diversity and inclusion policies, programs and initiatives and its human resources strategies and initiatives. For over a decade, the Company has implemented specific initiatives to develop corporate policies and frameworks designed to attract, retain and engage a team with diverse backgrounds, skills, and perspectives. The Committee regularly engages with the Chief People and Experience Officer to monitor and assess our progress, and the Committee in turn reports to the Board. We believe that this system of Committee engagement and Board oversight is critical to our commitment to provide a safe, inclusive, and diverse work environment for our employees.

For additional information on the Committee’s processes, please see the “Executive Compensation” section of this proxy statement.

The Compensation and Human Capital Committee held seven meetings in fiscal 2023.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Robert Dixon (Chair), Richard Johnson, Craig Leavitt, and Lesli Rotenberg.

The Nominating and Corporate Governance Committee assesses the skills and experience that would benefit the Board in light of the Company’s current and expected business needs and establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s Annual Meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes. The Committee oversees and advises the Board regarding management of the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance (“ESG”) matters.

The Nominating and Corporate Governance Committee held five meetings in fiscal 2024.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Human Capital Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines and ethics codes, and ESG-related risks. In addition, the Audit Committee receives regular, at least quarterly, briefings from our Chief Technology Officer and our Director of Security on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters.

Corporate Responsibility

We are a multi-generational global brand focused on a mission to “add a little more heart to life.” As part of this mission, we recognize the importance for our stakeholders to understand how we are achieving this through responsible practices that enhance our corporate strategy, business purpose and results.

Corporate responsibility is foundational to our business and incorporates environmental and social risks and opportunities that are important to our strategy and operations. Over the past year, we formalized our oversight, monitoring and reporting of environmental and social factors and published a Corporate Responsibility Report which is available on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). Preparation of this report entailed the engagement of internal stakeholders and external advisors with our policies, practices and procedures.

Our Board oversees our corporate strategy, which includes the responsibility to monitor and advise on how environmental and social issues may impact our day-to-day operations and long-term performance. Each of our committees has responsibility over certain strategic ESG issues. The Board’s Compensation and Human Capital Committee works directly with our Senior Vice President, Chief People Officer to monitor and assess our progress on providing a safe, inclusive and diverse work environment. The Board’s Nominating and Corporate Governance Committee regularly engages our Chief Administrative Officer and General Counsel on reviewing and managing our ESG strategies, opportunities and risks. The Board’s Audit Committee receives updates from our Chief Technology Officer and Director of Security on the management and oversight of data privacy and cybersecurity risks. All of the committees report and make recommendations directly to the Board.

Build-A-Bear Workshop has a long-established commitment to creating memorable experiences at work and with our customers, and to providing quality products that appeal to our diverse consumer base. We achieve this by acting responsibly. We take seriously the trust our guests place in us to have products that are safe and adhere to product safety standards, and communication channels that inform them of any quality issue. We take care to embrace our associates with our talent development and engagement programs, our communities with our Build-A-Bear Foundation, and our consumers with our inclusive products and programming. We take responsibility of the information shared with us by employing industry standard technology and processes across our Company. We also take to heart the recognition that we are on a journey to grow and share our progress.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Human Capital Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, George Carrara, Robert Dixon, Narayan Iyengar, Richard Johnson, Craig Leavitt, and Lesli Rotenberg are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual. In making these determinations, the Board of Directors has reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the Directors’ responses to Director and Officer Questionnaires regarding employment, business, family, consulting, accounting, charitable and other relationships with the Company and its management, as well as those disclosed pursuant to Item 404(a) of Regulation S-K as described in “Related Party Transactions” in this proxy statement, if any. As a result of this review, the Board concluded, as to each non-management Director, that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

In addition, the Board also determined that each member of the Audit Committee (George Carrara, Robert Dixon, Narayan Iyengar, Richard Johnson and Craig Leavitt) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least two members (George Carrara and Richard Johnson) have accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that George Carrara and Richard Johnson each qualifes as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Human Capital Committee (George Carrara, Narayan Iyengar, Craig Leavitt and Lesli Rotenberg) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and is a “non-employee director” pursuant to SEC Rule 16b-3.

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 25% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

INSIDER TRADING POLICIES AND PROCEDURES

We have adopted insider trading policies and procedures applicable to our directors, officers, and employees, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the NYSE. Our Insider Trading Policy prohibits our directors, officers and employees and related persons from trading in securities of the Company while in possession of material, non-public information.  The policy also prohibits trading in securities of another company (such as a customer, supplier, business partners, competitors or others within whom we have contractual relationships or may be negotiating transactions) when an individual is aware of material non-public information about that company. The policy requires that certain designated individuals and roles of the Company only transact in Company securities during an open window period.  Our policy also provides that it is the Company’s policy not to engage in transactions in its securities while aware of material non-public information relating to the Company or our securities. A copy of the Company’s insider trading policy has been filed as Exhibit 19.1 to the 2024 Annual Report on Form 10-K.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board for the fiscal year ended February 1, 2025. As a member of management, Sharon John, the Company’s President and Chief Executive Officer, did not receive compensation for her services as Director in fiscal 2024. Mr. Johnson was appointed to the Company’s Board in fiscal 2025 and, as discussed above, Ms. Clark was not paid any compensation for serving as a Director Emeritus in fiscal 2024.

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)(3)	Total ($)
Craig Leavitt	$89,000	$120,000	$3,875	$212,875
George Carrara	70,000	90,000	2,906	162,906
Robert L. Dixon, Jr.	62,000	90,000	2,906	154,906
Narayan Iyengar	50,000	90,000	2,906	142,906
Lesli Rotenberg	50,000	90,000	2,906	142,906

(1)	Amount shown reflects annual Board, committee Chair and Non-Executive Chairman annual cash retainers. See the “Director Compensation Policies” section below for an explanation of the annual cash retainers.
(2)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2024, each of which vests in full on June 13, 2025 except for forfeited awards. Under the Company's Director compensation policies, Ms. Rotenberg and Messrs. Carrara, Dixon, Iyengar and Leavitt received annual grants of restricted stock on the date of the Company's 2024 Annual Meeting for service during the following year. In June 2024, Mr. Leavitt received a grant of 4,598 shares of the Company’s common stock with a grant date fair value of $120,000 and Ms. Rotenberg and Messrs. Carrara, Dixon and Iyengar each received a grant of 3,448 shares of the Company’s common stock with a grant date fair value of $90,000. These amounts represent the aggregate number of restricted shares outstanding as of the end of fiscal 2024, February 1, 2025, for each Director serving at that time. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended February 1, 2025 for a discussion of the assumptions used in the valuation of awards.

(3)

Amounts shown reflect dividends credited in fiscal 2024 with respect to restricted stock. A portion of these dividends were paid when certain shares of underlying restricted stock vested in fiscal 2024 and the remainder will be paid when additional shares of the underlying restricted stock vest in fiscal 2025.

Director Compensation Policies

The Compensation and Human Capital Committee reviews Board compensation annually based on information provided by the Committee’s independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”). Currently, the Board compensation program provides for an annual cash retainer for Board membership, an annual restricted stock award and additional annual cash retainers for committee Chairs. The Non-Executive Chairman receives an additional annual cash retainer and restricted stock award for his service. Board members do not receive additional fees or compensation for attending meetings or for serving on Board committees. Meridian reviewed the Company’s independent Director compensation program compared to the programs of the peer group discussed in the “Compensation Discussion and Analysis” section of this proxy statement. Based on Meridian’s conclusion that the Company’s independent Director total compensation was at approximately the 50th percentile relative to the peer group, the annual Board retainer and the value of the annual Board restricted stock award, as well as the Non-Executive Chairman’s annual retainer and restricted stock award and the committee chair cash retainers were left unchanged for fiscal 2024. These amounts are reflected in the table below.

Compensation Element	Amount ($)
Board Cash Retainer	$50,000
Restricted Stock Award Value(1)	90,000
Audit Committee Chair Cash Retainer	20,000
Compensation and Human Capital Committee Chair Cash Retainer	14,000
Nominating and Corporate Governance Committee Chair Cash Retainer	12,000
Additional Non-Executive Chairman Cash Retainer	25,000
Additional Non-Executive Chairman Restricted Stock Award Value(1)	30,000
(1)

The number of shares of restricted stock awarded is determined on the grant date and is prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each Annual Meeting of stockholders and vest one year later, subject to continued service on the Board. Recipients have the right to vote all unvested shares. Dividends declared with respect to unvested shares become payable only if, and to the extent, such shares vest.

Non-management Directors are required own shares of the Company’s common stock having a value equal to five times the annual cash retainer for Board membership. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” for additional information. Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73.

We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Human Capital Committee determined the compensation for the following Named Executive Officers (“NEOs”) for fiscal 2024:

•	Sharon John – President and Chief Executive Officer
•	J. Christopher Hurt – Chief Operations Officer
•	Voin Todorovic – Chief Financial Officer
•	Eric Fencl – Chief Administrative Officer, General Counsel and Secretary
•	David Henderson – Chief Revenue Officer*

*Mr. Henderson was appointed Chief Revenue Officer effective September 16, 2024.

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Human Capital Committee of the Board (the “Committee”).

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial results so that the Company pays for performance.

•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs and internal compensation equity among the NEOs, considering factors such as scope of responsibility and performance. Historically, the Committee has strived to structure compensation packages so that total target compensation, including performance-based compensation, will be near the median of the Company’s peer group. Because a significant weighting of total target compensation is on variable pay, realized compensation will vary significantly depending on whether or not the Company meets its financial targets.

2024 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee charter provides the Committee with the option of either determining the Chief Executive Officer’s compensation or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Officer, on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Committee Consultants

For 2024, the Committee retained Meridian as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Role of Management

Also, in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive Officer and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Build-A-Bear Workshop, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”) provides that the Chief Executive Officer and Chief Financial Officer have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation, nor does the Committee permit members of management, including the Chief Executive Officer, to be present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Stockholder Engagement and Response to Stockholder Advisory Vote on Executive Compensation

At the 2024 Annual Meeting, approximately 92% of the total votes cast, excluding abstentions, were voted in favor of the Company's say-on-pay proposal. Although a substantial majority of the Company’s stockholders supported the executive compensation program, the Company values its relationship with its stockholders and has consistently demonstrated its commitment to transparency and responsiveness to stockholder perspectives. As a result, the Company’s Non-Executive Chairman continued to have discussions with stockholders regarding a wide range of topics, including strategic priorities, corporate governance, and executive compensation.

Over the past few years, the Committee and management have found these discussions to be very helpful in their ongoing evaluation of the Company’s executive compensation programs and intend to continue to obtain this feedback in the future. No consistent criticism of the Company’s executive compensation program arose during these conversations. After considering these discussions, and in light of the strong stockholder approval of our executive compensation program in 2024, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2024 say-on-pay vote.

Overview of Key 2024 Compensation Decisions and Results

For 2024, our NEOs’ annual total direct compensation consisted of a mix of base salary, annual cash bonuses, and long-term incentive awards consisting of performance-based restricted stock and time-based restricted stock.

In April 2024, the Committee approved adjustments to our NEOs’ compensation programs as highlighted below:

•	Increased base salaries for each of the NEOs (except for Mr. Henderson) by 3%.
•

Approved the Company’s 2024 Bonus Plan, including consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals, consolidated total revenue goals, and target bonus levels for NEOs.

•

The Committee approved a grant of annual long-term incentive awards consisting of three-year performance-based restricted stock and time-based restricted stock for NEOs (except for Mr. Henderson). The awards for the Chief Executive Officer were split between performance-based restricted stock (70% weighting) and time-based restricted stock (30% weighting). The awards for the other NEOs were split evenly between performance-based restricted stock and time-based restricted stock. Performance metrics for the long-term incentive awards were pre-established profitability (65% weighting) and revenue (35% weighting) targets for the 2024-2026 performance period.

•	For our CEO, 59% of her total target compensation was performance-based compensation in the form of target cash bonus and performance-based restricted stock.

In addition to the key decisions approved by the Committee for 2024, the Company’s executive compensation program continues to feature the following best practices and requirements:

✓	Stock ownership guidelines for executives and Directors;
✓	Incentive compensation recoupment, or “clawback”, provisions applicable to incentive-based compensation;
✓	Payout caps on short- and long-term incentives;
✓	Insider trading policy, including anti-pledging and anti-hedging provisions for executives and Directors;
✓	No tax gross-up provisions on any compensation or severance events;
✓	No cash severance above 2x base salary plus target bonus;
✓	“Double trigger” of long-term incentive compensation vesting due to change of control generally only if change of control results in termination of employment;
✓	No dividends paid on unearned long-term incentive compensation;
✓	No executive perquisite benefits, beyond Company-paid long-term disability insurance; and
✓	Use of an independent compensation consultant by the Committee.

In April 2025, the Committee reviewed the Company’s performance against pre-established goals in the 2024 Bonus Plan and the 2022-2024 long-term incentive program, noted that the Company had achieved four consecutive years of record results, and determined that the NEOs earned 2024 Bonus Plan awards at 85.8% of target and 2022-2024 long-term incentive program awards at 84.1% of target.

Compensation Risk Assessment

During fiscal 2024, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Human Capital Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

Compensation Market Data and Benchmarking

In September 2023, the Committee’s compensation consultant reviewed the Company’s compensation peer group and developed recommendations for the February 2024 market study. The peer group review considered the following characteristics:

•	industry;
•	revenues;
•	net income;
•	market value;
•	number of employees; and
•	number of stores.

As a result of the review, the Committee approved the use of the following 15 peer companies for the February 2024 market study:

American Outdoor Brands, Inc.	Funko, Inc.	Shake Shack Inc.
Blue Apron Holdings, Inc.	J.Jill, Inc.	Tilly’s, Inc.
Citi Trends Inc.	Kirkland’s, Inc.	Vera Bradley Inc.
Delta Apparel, Inc.	The Marcus Corporation	Vince Holding Corp.
Duluth Holdings Inc.	Oxford Industries, Inc.	Weyco Group, Inc.

During its review in September, the Committee removed iMedia Brands, Inc. (due to bankruptcy) and World Wrestling Entertainment, Inc. (due to its go-private transaction) from the peer group.

The Company competes with much larger companies for executive talent, but the Committee believes that the 2024 peer group is appropriate in most instances for compensation benchmarking purposes. In addition to the peer group information, Meridian also summarized market data for the Company’s ISS peer group and provided size-adjusted, retail survey market data from Equilar, Inc.

In February 2024, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that our total target direct compensation levels for 2023 were within a reasonable range of the market 50th percentile for our executive team, which we strive to meet. In addition, the Committee noted that our NEOs’ total compensation was more heavily weighted to long-term incentives than NEOs in the peer group.  Furthermore, 70% of our CEO’s target long-term incentive compensation (50% for our other NEOs) is performance-based, subject to the achievement of challenging pre-established performance goals. While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy outlined above. We continue to emphasize performance-based pay.

2024 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Minimum salaries for the NEOs are established in their employment agreements. These minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Officer (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in April. In April 2024, the Committee considered base salary increases for the NEOs. The Committee undertook an annual performance review of each of the NEOs. Those NEOs each prepared a self-evaluation. The Chief Executive Officer completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Officer was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Officer, the Non-Executive Chairman presented the Committee and the Board’s feedback to the Chief Executive Officer on her self-evaluation.

Following completion of the reviews of each individual’s 2023 performance, and with particular weighting on the Company’s 2023 financial results, the Committee approved a 3% base salary increase for each of the NEOs (except for Mr. Henderson) for 2024 as shown in the table below.

Name	2023 Base Salary	2024 Base Salary	Percent Increase
Sharon John	$764,800	$787,700	3.0%
J. Christopher Hurt	465,600	479,600	3.0%
Voin Todorovic	465,500	479,500	3.0%
Eric Fencl	376,100	387,400	3.0%

Mr. Henderson was appointed Chief Revenue Officer effective September 16, 2024, upon which his 2024 base salary was set at $475,000.

2024 Bonus Plan

The Committee approved a cash bonus plan in 2024 (the “2024 Bonus Plan”) for the NEOs, granting potential cash bonuses only if the Company achieved certain financial performance levels and strategic and operating goals. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2024 cash bonuses completely with the interests of our stockholders.

On April 16, 2024, the Committee established the fiscal 2024 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards (except for Mr. Henderson) expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2024 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary according to the following schedule (“Base Bonus Calculation”):

Name	Base Bonus Payout
Sharon John	100%
J. Christopher Hurt	50%
Voin Todorovic	50%
Eric Fencl	50%

When Mr. Henderson was appointed Chief Revenue Officer, effective September 16, 2024, his 2024 Base Bonus Payout was set at 50% and, in anticipation of the significant impact he would have on the Company’s financial performance for the remainder of the year, his eligible base salary for the 2024 Bonus Plan calculation was determined to be his $475,000 annual salary rate and was not prorated for the portion of the fiscal year in which he served as an executive.

The Committee established specific revenue and profitability targets. If the Company achieved at least the threshold consolidated EBITDA, NEOs would earn between 16.25% and 130% (the “Profitability Percentage of Base Bonus Calculation”) of the Base Bonus Calculation. If the Company achieved at least a specified consolidated EBITDA and achieved at least threshold consolidated total revenues, the NEOs would earn between 8.75% and 70% (the “Revenue Percentage of Base Bonus Calculation”) of the Base Bonus Calculation. Consolidated EBITDA and consolidated total revenues results that fell between any of the achievement levels set forth in the 2024 Bonus Plan would have been interpolated between the applicable achievement levels, in the sole discretion of the Committee. This discretion included the ability to increase or reduce the otherwise applicable Percentage of Base Bonus Calculation for each achievement level. The total amount earned cannot exceed 200% of a NEO’s Base Bonus Calculation.

The cash bonus, if any, to be paid to each respective NEO was calculated based on the consolidated EBITDA goals (65% weighting) is set forth in the table below.

Achievement Level	2024 Consolidated EBITDA	Profitability Percentage of Base Bonus Calculation
Threshold	$76,800,000	25%
Target	80,800,000	100%
Maximum	86,800,000	200%

The cash bonus, if any, to be paid to each respective NEO was calculated based on the consolidated total revenues goals (35% weighting) is set forth in the table below.

Achievement Level	2024 Consolidated Total Revenues	Revenue Percentage of Base Bonus Calculation
Threshold	$485,000,000	25%
Target	515,000,000	100%
Maximum	540,000,000	200%

In fiscal 2024, the Company achieved its fourth consecutive year of record results and produced consolidated EBITDA of $81.1 million and consolidated total revenues of $496.4 million, resulting in a 2024 Bonus Plan payout of 85.8% of the Base Bonus Payout, which is reflected in the amounts reported in the Summary Compensation Table. The Summary Compensation Table also reflects a $25,000 signing bonus granted to Mr. Henderson at the time of his hiring.

2024 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership and payouts based on the Company’s financial performance.

In February and March 2024, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our 2020 Omnibus Incentive Plan.

In April 2024, utilizing this market data and other information, the Committee determined the market value of the total long-term incentive program awards (“LTI Market Value”) for each NEO (except for Mr. Henderson) and approved a grant of annual long-term incentive awards consisting of three-year performance-based awards and time-based restricted stock for NEOs. The awards for the Chief Executive Officer were split between performance-based restricted stock (70% weighting) and time-based restricted stock (30% weighting). The awards for the other NEOs were split evenly between performance-based restricted stock and time-based restricted stock. The performance-based restricted stock awards will be earned if pre-established profitability and revenue goals are attained in fiscal 2024-2026. The Company made 2024 long-term incentive awards in the form of restricted stock as a reward and retention mechanism. The design and mix of time- and performance-based awards were structured to maintain a strong emphasis on performance and to align with peer practices.

In April 2024, the Committee approved the following 2024 long-term incentive awards to the NEOs:

Name	Number of Shares of Time- Based Restricted Stock	Target Number of Shares of Three-Year Performance- Based Restricted Stock
Sharon John	14,727	34,364
J. Christopher Hurt	6,363	6,364
Voin Todorovic	6,363	6,364
Eric Fencl	6,363	6,364

When Mr. Henderson was appointed Chief Revenue Officer, effective September 16, 2024, the Committee approved the following 2024 long-term incentive awards:

Name	Number of Shares of Time- Based Restricted Stock	Target Number of Shares of Three-Year Performance- Based Restricted Stock
David Henderson	2,163	2,163

The target number of shares of three-year performance-based restricted stock awarded to the Chief Executive Officer was derived by dividing 70% of the Chief Executive Officer’s LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 16, 2024 and rounding the resulting number to the closest whole number. The target number of shares of three-year performance-based restricted stock awarded to the other NEOs (except for Mr. Henderson) was derived by dividing 50% of his LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 16, 2024 and rounding the resulting number to the closest whole number.

When Mr. Henderson was appointed Chief Revenue Officer, effective September 16, 2024, the Committee determined the LTI Market Value for his position and approved a grant of an annual long-term incentive award consisting of three-year performance-based awards and time-based restricted stock, each prorated for the portion of the fiscal year in which he served as an executive. The target number of shares of three-year performance-based restricted stock awarded to Mr. Henderson was derived by dividing 50% of his prorated LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on September 16, 2024 and rounding the resulting number to the closest whole number.

The number of three-year performance-based restricted stock shares, if any, that will be earned by the NEOs will be calculated by multiplying the Target Number of Shares of Three-Year Performance-Based Restricted Stock noted in the tables above by the Total Earned Percentage (defined below) based on the Company’s achievement of profitability and revenue goals for fiscal 2024, fiscal 2025 and fiscal 2026. The three-year performance-based restricted stock that is earned, if any, will vest on April 30, 2027.

The Committee established specific profitability and revenue objectives for fiscal 2024, 2025 and 2026 and assigned a weighting to each objective. Profitability will be measured by the Company’s achievement of established cumulative consolidated EBITDA goals (the “Profitability Objective”). Revenue will be measured by the Company’s achievement of cumulative consolidated total revenues (the “Revenue Objective”). The Total Earned Percentage (“Total Earned Percentage”) of the performance-based stock awards will be determined by adding the percent of target number of shares for each performance objective based on the Company’s achievement level of each performance objective over the three-year period multiplied by the weighting assigned to each objective.

For the three-year performance period, the Profitability Objective will be weighted 65% and the Revenue Objective will be weighted 35%. Consolidated financial results that fall between any of the established achievement levels will be interpolated between the applicable achievement levels.

Fiscal 2024-2026 Percentage of Target Number of Performance-Based Restricted Shares Earned

Applicable Achievement Level	Percentage of Target Number of Shares of Three-Year Performance-Based Restricted Stock
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

The number of shares of time-based restricted stock awarded to each NEO (except for Mr. Henderson) was derived by dividing 30% of the Chief Executive Officer’s LTI Market Value or, for the other NEOs, 50% of his LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on April 16, 2024 and rounding the resulting number to the closest whole number that is divisible by three. The number of shares of time-based restricted stock awarded to Mr. Henderson was derived by dividing 50% of his prorated LTI Market Value by the closing sale price of the Company’s common stock on the NYSE on September 16, 2024 and rounding the resulting number to the closest whole number that is divisible by three. The time-based restricted stock vests as follows: one-third on April 30, 2025, one third on April 30, 2026, and one-third on April 30, 2027.

Payout of Fiscal 2022-2024 Performance-Based Restricted Stock

In April 2022, the Committee approved long-term incentive awards to all NEOs (except Mr. Henderson), consisting of both time- and performance-based restricted stock. The following 2022 three-year performance-based awards were as follows:

Name	Target Number of Shares of Three-Year Performance- Based Restricted Stock
Sharon John	48,530
J. Christopher Hurt	8,319
Voin Todorovic	8,319
Eric Fencl	7,626

The number of shares of the 2022 three-year performance-based restricted stock that would have been earned by the NEOs, if any, was calculated by multiplying the target shares awarded as set forth above by the total earned percentage of the target shares. The total earned percentage was determined by adding the percent of the target number of shares earned for each of the performance objectives approved for the plan (based on the Company’s achievement level of each performance-objective over the three-year period), multiplied by the weighting assigned to each objective.

In April 2025, the Committee determined that the NEOs earned 84.1% of the Target Number of Shares of Three-Year Performance-Based Restricted Stock as set forth below based on the following performance outcomes:

Metric	Weighting	Threshold	Target	Maximum	Actual Result	Payout
2022-2024 EBITDA Compound Annual Growth Rate (CAGR)	75%	7%	10%	15%	9.0%	75%
2022-2024 Total Revenue CAGR	25%	3%	6%	10%	6.5%	111%

Accordingly, Ms. John earned 40,814 shares of 2022-2024 three-year performance-based restricted stock that vested on April 30, 2025. Messrs. Hurt, Todorovic and Fencl each earned 6,997, 6,997 and 6,414 shares of 2022-2024 three-year performance-based restricted stock, respectively, that vested in full on April 30, 2025.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance for which the Company pays 100% of the premiums for senior level employees, including the NEOs). The Employment Agreements for the NEOs also provide for certain payments to be made to the NEOs if their employment is terminated under certain circumstances, including a change in control of the Company.

Recoupment Provisions Applicable to Performance-Based Awards

In November 2023, the Committee and Board of Directors approved the Build-A-Bear Workshop, Inc. Clawback Policy, as required under Rule 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NYSE listing standards. The policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of certain accounting restatements and applies to both current and former executive officers, including the NEOs.

Policy on Hedging and Pledging of Common Stock

The Company’s Insider Trading Policy prohibits the Company’s Directors, officers and other employees, and their families, from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock. Specifically, Directors, officers, employees and their family members may not sell Company securities that are not then owned (“short sales”) and may not engage in transactions in publicly traded options of Company securities, such as puts, calls and other derivative securities. In addition, the Company’s Directors, officers and other specified employees are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require each non-management Director to own shares of the Company’s common stock having a value equal to five times the annual cash retainer for Board membership within three years of election or appointment to the Board. A Director who does not meet the minimum holding requirement may not sell any shares of Company stock until he or she reaches the required holding. Thereafter, a Director may sell shares of Company stock provided his or her stock ownership immediately following such sale meets or exceeds the applicable minimum holding requirement.

The Committee also maintains stock ownership guidelines for executive officers, including the NEOs. The guidelines require executives to maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our non-management Directors and our executive officers, including the NEOs, are set forth in the table below.

Position	Stock Ownership Requirements
Non-Management Directors	Five times (5X) annual cash Board retainer
Chief Executive Officer	Five times (5X) base salary
All Other Executive Officers, including the NEOs	One time (1X) base salary

The Directors and executive officers have three years from their respective election, appointment or hire dates to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the individual’s holdings to fall below the applicable minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Shares earned outright or beneficially in certain trusts by a Director or NEO or an immediate family member sharing a household with the Director or NEO, and restricted shares subject to time-based vesting only are counted toward the minimum holding requirement. Unearned performance-based restricted stock awards are not counted toward the minimum holding requirement.

During fiscal 2024, each of the Directors and NEOs were in compliance with the stock ownership guidelines. On an annual basis, the Committee will continue to monitor stock ownership guidelines and levels for the NEOs and the Nominating and Corporate Governance Committee will monitor stock ownership guidelines and levels for the Directors.

Equity Grant Timing

The Company has not granted stock options to any grantees since 2018; however, it is our policy not to time any grants of equity awards in relation to the release of material non-public information.

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of a portion of restricted stock grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Company’s Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on this review and discussion, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Human Capital Committee of the Board of Directors:

Craig Leavitt, Chairman
George Carrara
Narayan Iyengar
Lesli Rotenberg

The Compensation and Human Capital Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of fiscal 2024, the Compensation and Human Capital Committee was comprised of Craig Leavitt (Chair), George Carrara, Narayan Iyengar and Lesli Rotenberg. None of the members of the Compensation and Human Capital Committee during fiscal 2024 were employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive officer of the Company served on the compensation committee or Board of any company that employed any member of the Company’s Compensation and Human Capital Committee or Board of Directors.

FISCAL 2024 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended February 1, 2025, February 3, 2024 and January 28, 2023.

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal		Salary	Bonus		Awards	Compensation	Compensation	Total
Position	Year	($)	($)		($)(3)	($)(4)	($)(5)	($)

Sharon John	2024	811,312	-		1,350,003	670,544	44,404	2,876,263
President and Chief	2023	764,800	-		1,350,038	1,331,547	170,695	3,617,080
Executive Officer	2022	756,885	-		1,250,002	1,808,697	7,819	3,823,403

J. Christopher Hurt	2024	493,829	-		349,993	204,128	26,221	1,074,171
Chief Operations Officer	2023	460,781	-		300,044	438,970	84,002	1,283,797
	2022	443,069	-		299,983	559,390	7,157	1,309,599

Voin Todorovic	2024	493,814	-		349,993	204,085	26,216	1,074,108
Chief Financial Officer	2023	455,161	-		300,044	438,940	84,000	1,278,145
	2022	416,654	-		299,983	543,085	7,514	1,267,236

Eric Fencl	2024	398,960	-		349,993	164,887	25,541	939,381
Chief Administrative Officer, General Counsel	2023	372,216	-		275,022	387,256	79,155	1,113,649
and Secretary	2022	353,969	-		274,994	474,155	7,467	1,110,585

David Henderson(1)	2024	173,919	25,000	(2)	132,722	203,656	13,119	548,416
Chief Revenue Officer

(1)	Mr. Henderson’s employment with the Company commenced September 16, 2024.
(2)	Represents a signing bonus paid to Mr. Henderson in connection with the commencement of his employment with the Company.
(3)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2024, fiscal 2023 and fiscal 2022. In fiscal 2024, fiscal 2023 and 2022, the grants consisted of both time-based restricted stock and performance-based restricted stock. Recipients of time-based restricted stock have the right to vote all unvested shares and accrue dividends with respect to such shares from the date of grant, provided that the dividends are paid upon vesting. Time-based restricted stock granted in fiscal 2024, fiscal 2023 and fiscal 2022 vests at the rate of one-third per year over three years, beginning on April 30 of the year following the year of grant. With respect to the performance-based restricted stock, each NEO does not have dividend or voting rights unless and until applicable performance criteria is satisfied and the awards vest. The fiscal 2024 performance-based restricted stock award will be earned based on cumulative profitability and cumulative revenue objectives for fiscal 2024, 2025 and 2026 as discussed in the “Compensation Discussion and Analysis,” and if earned, will vest on April 30, 2027. The reported grant date fair value of all performance-based awards is based on assumed results at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended February 1, 2025 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2024 assuming that the maximum level of performance conditions is achieved were as follows: Ms. John—$1,890,000; Mr. Hurt—$350,000; Mr. Todorovic—$350,000; Mr. Fencl—$350,000; and Mr. Henderson—$132,692.

(4)

The amounts appearing in the Non-Equity Incentive Plan Compensation column for 2024 for each NEO represent the 2024 Bonus Plan payout based on the Company’s achievement of pre-established performance targets as discussed in the “Compensation Discussion and Analysis.”

(5)

“All Other Compensation” includes the Company’s contribution to the 401(k) plan and payment by the Company of long-term disability and life insurance premiums for the benefit of the NEOs. For fiscal 2024, Company contributions to our 401(k) plan were as follows: Ms. John—$13,800; Mr. Hurt—$13,800; Mr. Todorovic—$13,800; and Mr. Fencl—$13,800. Reported amounts reflect corrections made to 401(k) matching contributions in fiscal 2022 and fiscal 2023. For fiscal 2024, Company-paid premiums for long-term disability insurance were as follows: Ms. John—$1,636; Mr. Hurt—$741; Mr. Todorovic—$741; Mr. Fencl—$741; and Mr. Henderson—$192. For fiscal 2024, Company-paid premiums for life insurance were as follows: Ms. John—$346; Mr. Hurt—$239; Mr. Todorovic—$235; Mr. Fencl—$193; and Mr. Henderson—$61. For fiscal 2024, dividends credited with respect to restricted stock were as follows: Ms. John—$28,622; Mr. Hurt—$11,440; Mr. Todorovic—$11,440; Mr. Fencl—$10,806 and Mr. Henderson—$865. A portion of these dividends were paid when some of the underlying restricted stock vested in fiscal 2024, and the remainder will be paid when additional shares of the underlying restricted stock vest in fiscal 2025, fiscal 2026 and fiscal 2027. In fiscal 2024, Mr. Henderson received relocation assistance of $12,000.

FISCAL 2024 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended February 1, 2025. All awards were granted pursuant to the Company’s 2020 Omnibus Incentive Plan, as it has been amended and restated.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	of Stock
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards

Sharon John	4/16/24 (1)	$167,696	781,975	1,563,500
	4/16/24 (2)				8,591	34,364	68,728		945,010
	4/16/24 (3)							14,727	404,993

J. Christopher Hurt	4/16/24 (1)	51,032	238,050	476,100
	4/16/24 (2)				1,591	6,364	12,728		175,010
	4/16/24 (3)							6,363	174,983

Voin Todorovic	4/16/24 (1)	51,021	238,000	476,000
	4/16/24 (2)				1,591	6,364	12,728		175,010
	4/16/24 (3)							6,363	174,983

Eric Fencl	4/16/24 (1)	41,222	192,288	384,575
	4/16/24 (2)				1,591	6,364	12,728		175,010
	4/16/24 (3)							6,363	174,983

David Henderson	9/16/24 (1)	50,914	237,500	475,000
	9/16/24 (2)				541	2,163	4,326		66,361
	9/16/24 (3)							2,163	66,361

(1)

The amounts disclosed represent the range of possible cash payouts for fiscal 2024 awards under the 2024 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2024 Bonus Plan if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the NEO’s 2024 base salary. Payout under the 2024 Bonus Plan and the calculation of earned awards based on fiscal 2024 achievement levels are discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)

These restricted stock awards are performance-based, and shares earned, if any, will vest on April 30, 2027 to the extent the Company achieves pre-established cumulative EBITDA and cumulative total revenues objectives for 2024, 2025 and 2026, as discussed in the “Compensation Discussion and Analysis” section. The NEOs do not have the right to vote or receive dividends with respect to any shares of performance-based restricted stock unless and until the shares are earned. After the shares are earned but before they vest, any dividends paid with respect to such shares are subject to the same vesting requirements as the earned shares. The fair market value of the restricted stock on the date of grant for Ms. John and Messrs. Hurt, Todorovic and Fencl was $27.50 per share and for Mr. Henderson was $30.68 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718 and is based on the target number of shares of performance-based restricted stock.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on April 30, 2025. The NEOs have the right to vote and receive dividends as to all unvested shares of time-based restricted stock, provided however, any dividends paid with respect to such shares are subject to the same vesting requirements as the restricted shares. The fair market value of the restricted stock on the date of grant for Ms. John and Messrs. Hurt, Todorovic and Fencl was $27.50 per share and for Mr. Henderson was $30.68 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

As of the fiscal year end on February 1, 2025, there were no outstanding stock options. The following table discloses information regarding outstanding awards issued under the Company’s 2020 Omnibus Incentive Plan, as it has been amended and restated, as of February 1, 2025.

	Stock Awards
	Number of Shares of Stock That Have Not		Market Value of Shares of Stock That Have Not		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not
	Vested		Vested		Vested		Vested
Name	(#)		($)		(#)		($)

Sharon John	40,814	(2)	1,728,065	(2)
					38,182	(5)	1,616,626	(5)
					34,364	(6)	1,454,972	(6)
	32,570	(3)	1,379,014	(4)
J. Christopher Hurt	6,997	(2)	296,253	(2)
					6,061	(5)	256,623	(5)
					6,364	(6)	269,452	(6)
	13,176	(3)	557,872	(4)
Voin Todorovic	6,997	(2)	296,253	(2)
					6,061	(5)	256,623	(5)
					6,364	(6)	269,452	(6)
	13,176	(3)	557,872	(4)
Eric Fencl	6,414	(2)	271,569	(2)
					5,556	(5)	235,241	(5)
					6,364	(6)	269,452	(6)
	12,609	(3)	533,865	(4)
David Henderson(1)	2,163	(3)	91,581	(4)	2,163	(6)	91,581	(6)

(1)	Mr. Henderson’s employment with the Company commenced September 16, 2024.
(2)

The amounts reflect the actual number of three-year performance-based restricted shares granted in fiscal 2022 and earned based on the achievement of pre-established performance targets for 2022, 2023 and 2024. The payout value is based on the closing price of $42.34 for the shares of common stock on January 31, 2025, the last trading day of fiscal 2024. Based on the Company’s achievement of revenue and profitability objectives for the 2022-2024 performance period, 84.1% of the target shares were earned and vested on April 30, 2025 in accordance with the terms of the awards.

(3)

The amounts represent the total number of time-based restricted shares that have not vested as of February 1, 2025. Time-based restricted stock granted on April 12, 2022 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2023. The amounts of unvested time-based restricted stock held under the April 2022 award by our NEOs at February 1, 2025 are as follows: Ms. John—6,933; Mr. Hurt—2,773; Mr. Todorovic—2,773; and Mr. Fencl—2,542. Time-based restricted stock granted on April 11, 2023 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2024. The amounts of unvested time-based restricted stock held under the April 2023 award by our NEOs at February 1, 2025 are as follows: Ms. John—10,910; Mr. Hurt—4,040; Mr. Todorovic—4,040; and Mr. Fencl—3,704. Time-based restricted stock granted on April 16, 2024 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2025. The amounts of unvested time-based restricted stock held under the April 2024 award by our NEOs at February 1, 2025 are as follows: Ms. John—14,727; Mr. Hurt—6,363; Mr. Todorovic—6,363; and Mr. Fencl—6,363. Time-based restricted stock granted to Mr. Henderson upon the commencement of his employment on September 16, 2024 vests at the rate of one-third per year beginning on April 30, 2025. The amount of unvested time-based restricted stock held by Mr. Henderson under his September 2024 award is 2,163.

(4)

The amounts represent the aggregate market value of time-based restricted shares that have not vested as of February 1, 2025. The amounts reported are based on the closing price of $42.34 for the shares of common stock on January 31, 2025, the last trading day of fiscal 2024.

(5)

The amounts reflect the number and payout value of unearned three-year performance-based restricted shares granted in April 2023 based on the assumed achievement of target profitability and revenue growth performance objectives for 2023, 2024 and 2025. The payout value is based on the closing price of $42.34 for the shares of common stock on January 31, 2025. Performance-based shares earned, if any, will vest on April 30, 2026.

(6)

The amounts reflect the number and payout value of unearned three-year performance-based restricted shares granted in April 2024 based on the assumed achievement of the target cumulative profitability and cumulative revenue objectives for 2024, 2025 and 2026, as discussed in the “2024 Long-Term Incentive Program” section of the “Compensation Discussion and Analysis”. The payout value is based on the closing price of $42.34 for the shares of common stock on January 31, 2025. Performance-based shares earned, if any, will vest on April 30, 2027.

FISCAL 2024 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of our Named Executive Officers regarding stock option exercises and restricted stock that vested during the fiscal year ended February 1, 2025.

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized on	Number of Shares Acquired on	Value Realized on Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	($)(3)
Sharon John	-	$-	133,748	$4,033,840
J. Christopher Hurt	5,922	52,953	10,861	327,568
Voin Todorovic	-	-	10,861	327,568
Eric Fencl	-	-	9,956	300,273
David Henderson	-	-	-	-

(1)

Amount reported was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options.

(2)	Includes shares withheld for payment of applicable taxes associated with vesting.
(3)	Amounts reported were determined by multiplying the number of shares that vested by the per share closing price of the Company’s common stock on the vesting date.
(4)	Includes 106,190 shares of three-year performance-based restricted stock earned based on the achievement of pre-established performance targets for 2021, 2022 and 2023.

FISCAL 2024 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ nonqualified deferred compensation during the fiscal year ended February 1, 2025.

	Executive Contributions in	Registrant Contributions in	Aggregate Earnings in	Aggregate Balance at Last
Name	Last FY($)	Last FY($)	Last FY($)(1)	FYE($)(2)
Sharon John	$-	$-	$-	$-
J. Christopher Hurt(3)	-	-	30,954	156,126
Voin Todorovic	-	-	-	-
Eric Fencl	-	-	-	-
David Henderson	-	-	-	-

(1)

This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table in this proxy statement.

(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the NEO was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Prior to 2022, the Company sponsored the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), a non-qualified plan that mirrored the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust, a qualified retirement plan with a 401(k) feature (the “401(k) Plan”). The NQDC Plan permitted certain highly compensated employees, including the NEOs, whose deferrals to the 401(k) Plan were otherwise limited, to make additional pre-tax deferrals of compensation. The Company made matching contributions to the NQDC Plan to replicate Company matching contributions that would have been made to the 401(k) Plan, but for limitations in the Internal Revenue Code. Investment options in the NQDC Plan mirror those in the 401(k) Plan. Vested account balances in the NQDC Plan will be distributed upon a participant’s termination of employment or, if elected and earlier, the participant’s attainment of age 65, or a designated date. The Company has frozen contributions to the Non-Qualified Deferred Compensation Plan since 2022. Mr. Hurt was the only Named Executive Officer with a balance in the plan during fiscal 2024.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company maintains employment agreements with each of our Named Executive Officers. The material terms of the agreements are described below.

Ms. John’s agreement has an initial term of three years from March 7, 2016, and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. John may terminate the agreement with or without good reason (as defined in the agreement). If we terminate Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue her base salary for a period of 12 months after her termination; or (ii) in the case of termination during the 24-month period following a change in control, continue her base salary for a period of 24 months and pay her target bonus amount for the fiscal year in which the termination occurs. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $700,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Human Capital Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, Ms. John will be entitled to receive her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to Ms. John on an after-tax basis.

The employment agreements with Messrs. Hurt, Todorovic, Fencl and Henderson (the “non-CEO NEOs”) have an initial term of three years from March 7, 2016 for Messrs. Hurt, Todorovic, Fencl, and from September 16, 2024 for Mr. Henderson, and renew from year-to-year thereafter. The agreements may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreements) or without cause. Each of the non-CEO NEOs may terminate his agreement with or without good reason (as defined in the agreements). If we terminate a non-CEO NEO’s employment without cause, or if the non-CEO NEO terminates his employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his base salary for a period of 12 months after his termination, or (ii) in the case of termination during the 24-month period following a change in control, continue his base salary for a period of 18 months and pay such NEO an amount equal to the NEO’s target bonus prorated for the year of termination. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for their services, the non-CEO NEOs will receive an annual base salary at a rate not less than $400,000 in the case of Mr. Hurt, $350,000 in the case of Mr. Todorovic, $327,800 in the case of Mr. Fencl, and $475,000 in the case of Mr. Henderson, in each case which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Human Capital Committee, each of the non-CEO NEOs will receive an annual bonus of not less than 50% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreements also provide that for the terms of the employment agreements and for one year thereafter, subject to specified limited exceptions, the non-CEO NEOs may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his termination due to death, disability, or by the Company without cause, or if a non-CEO NEO terminates his employment for good reason, the non-CEO NEO or his beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he or she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, the non-CEO NEO will be entitled to receive his target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he or she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the non-CEO NEO on an after-tax basis.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to each NEO as if his or her employment had been terminated as of February 1, 2025, the last day of fiscal 2024.

The termination benefits provided to our NEOs upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each NEO earned or accrued prior to termination, such as the officer’s balances, if any, in our Nonqualified Deferred Compensation Plan (the “NQDC Plan”), previously vested restricted stock, and accrued vacation.

Name/Circumstance	Salary Continuation	Bonus(1)	Equity With Accelerated Vesting(2)	Continued Perquisites and Benefits(3)	Total
Sharon John
Death	$-	$670,544	$6,178,676	$-	$6,849,220
Disability	-	670,544	6,178,676	-	6,849,220
Severance Termination(4)	787,700	670,544	-	26,414	1,484,657
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	1,575,400	670,544	6,178,676	26,414	8,451,034
Change in Control (no termination)(6)	-	-	6,178,676	-	6,178,676
J. Christopher Hurt(7)
Death	-	204,128	1,380,199	-	1,584,327
Disability	-	204,128	1,380,199	-	1,584,327
Severance Termination(4)	479,600	204,128	-	30,139	713,867
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	719,400	204,128	1,380,199	30,139	2,333,866
Change in Control (no termination)(6)	-	-	1,380,199	-	1,380,199
Voin Todorovic
Death	-	204,085	1,380,199	-	1,584,284
Disability	-	204,085	1,380,199	-	1,584,284
Severance Termination(4)	479,500	204,085	-	26,275	709,860
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	719,250	204,085	1,380,199	26,275	2,329,809
Change in Control (no termination)(6)	-	-	1,380,199	-	1,380,199
Eric Fencl
Death	-	164,887	1,310,127	-	1,475,013
Disability	-	164,887	1,310,127	-	1,475,013
Severance Termination(4)	387,400	164,887	-	11,913	564,200
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	581,100	164,887	1,310,127	11,913	2,068,027
Change in Control (no termination)(6)	-	-	1,310,127	-	1,310,127
David Henderson
Death	-	203,656	207,654	-	411,310
Disability	-	203,656	207,654	-	411,310
Severance Termination(4)	475,500	203,656	-	26,414	705,070
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	712,500	203,656	207,654	26,414	1,150,224
Change in Control (no termination)(6)	-	-	207,654	-	207,654

(1)

Where indicated, the NEO is entitled to a prorated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual 2024 Bonus Plan payout approved in April 2025 based on the Company’s 2024 performance.

(2)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and performance-based restricted shares, the vesting of which would have been accelerated, each based on the closing price of $42.34 for the shares of common stock on January 31, 2025, the last trading date of fiscal 2024.

(3)	The Company will pay each NEO a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.
(4)

Severance Termination would occur if the Company terminated the NEO without cause or if the NEO terminated his or her employment for good reason prior to a change in control or following a date which is 24 months after a change in control, as each term is defined in the applicable employment agreement. Upon a termination in this case, each NEO is entitled to salary continuation for 12 months.

(5)

If a NEO’s employment is terminated during the 24-month period following a change in control, we are obligated to (i) in the case of Ms. John, continue her base salary for 24 months and pay her target bonus amount for the fiscal year in which the termination occurs, and (ii) in the case of Messrs. Hurt, Todorovic, Fencl and Henderson, continue his base salary for 18 months and pay an amount equal to his target bonus prorated for the year of termination.

(6)

If a NEO’s employment is not terminated involuntarily following a change of control, equity grant vesting is accelerated only under the circumstances set forth in Section 12.B. of the Company’s 2020 Omnibus Incentive Plan. The amount shown reflects the value of equity vesting that would be accelerated in the event such circumstances occur.

(7)

Mr. Hurt also participates in the NQDC Plan. The vested balance credited to his notional account under the NQDC Plan as of the last day of the fiscal year was $156,126. His vested account balance will be distributed upon his termination of employment or, if elected and earlier, his attainment of age 65 or a designated date. Payment may be accelerated due to Mr. Hurt’s disability or the consummation of a change in control (as defined in the NQDC Plan). As elected by Mr. Hurt in accordance with the NQDC Plan terms, payment will be made in a single lump sum. The Company froze the NQDC Plan in 2022.

PAY RATIO

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires companies to disclose the pay ratio of our Chief Executive Officer to our median employee. We identified our median employee taking into account all full-time, part-time, seasonal and temporary employees. As permitted by Item 402(u) of Regulation S-K, we excluded individuals employed in certain countries, as the total number of these excluded employees is less than 5% of our total worldwide workforce. We included employees in the United States (6,527) and the United Kingdom (516) and Canada (251) and excluded employees in the Republic of Ireland (52) and China (2).

To identify the median of annual total compensation of all included employees, we examined the total compensation, our consistently applied compensation measure, for all full pay periods from the beginning of fiscal 2024 through November 2, 2024 (the “Testing Date”) for all included individuals, excluding our Chief Executive Officer, who were employed by us on the Testing Date. We calculated annual total compensation using the same methodology we use for calculating the total compensation of our Named Executive Officers as disclosed in the Summary Compensation Table in this proxy statement. We applied a British pound to U.S. dollar exchange rate to the compensation elements paid in British currency and a Canadian dollar to U.S dollar exchange rate to the compensation elements paid in Canadian currency, in each case utilizing the exchange rate as of November 2, 2024, the last business date prior to the Testing Date. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any employees.

The 2024 annual total compensation of our Chief Executive Officer was $2,876,263 and the 2024 annual total compensation for the median employee, a part time Bearbuilder retail associate, was $3,748. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2024 is 767.4 to 1. We believe it is noteworthy that given the nature of our business, a significant number of our employees are part-time, seasonal or temporary employees.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our CEO and on average to our non-CEO NEOs during the specified years alongside total shareholder return and net income metrics, as well as a Company-selected measure of earnings before interest, taxes, depreciation and amortization (EBITDA). The Company selected this measure as the most important in linking compensation actually paid to our NEOs for 2024 to Company performance, as EBITDA was the predominate metric used in our 2024 short-term and long-term incentive programs. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total For CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($)	Average Compensation Actually Paid To Non-CEO NEOs(2) ($)	Company Total Shareholder Return(4) ($)	Peer Group TSR(5) ($)	Net Income (Loss) ($ millions)	EBITDA(6) ($ millions)
2024	2,876,263	5,779,622	909,018	1,273,559	1,085	154	51.8	81.1
2023	3,617,080	2,163,496	1,519,575	1,309,978	602	136	52.8	79.1
2022	3,823,403	7,868,370	1,312,100	1,677,718	601	129	48.0	74.4
2021	3,228,539	11,377,602	1,236,035	2,267,001	439	143	47.3	63.0
2020	1,946,150	2,043,151	897,349	1,169,323	133	145	(23.0)	(6.9)
(1)	Ms. John served as the Company’s President and Chief Executive Officer for each year shown. Reported amounts reflect corrections made to 401(k) matching contributions in fiscal 2022 and fiscal 2023.
(2)

Amounts reported in this column are based on total compensation reported for our CEO and average total compensation reported for our non-CEO NEOs in the Summary Compensation Table (“SCT”) for the indicated fiscal years and adjusted as shown in the table below to determine the compensation actually paid as calculated in accordance with the requirements of Item 402(v) of Regulation S-K. The fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

Position	Year	SCT Total Compensation (i) ($)	Minus SCT Equity Awards Total (ii) ($)	Plus Fair Value of Current Year Equity Awards Unvested at Year End (iii) (iv) ($)	Plus Change in Fair Value of Unvested Prior Year Equity Awards (iv) (v) ($)	Plus Change in Fair Value of Prior Year Equity Awards Vested in Current Year (vi) ($)	Equals Compensation Actually Paid ($)
	2024	2,876,263	1,350,003	1,771,514	1,486,763	995,085	5,779,622
	2023	3,617,080	1,350,038	615,579	(448,215)	(270,909)	2,163,496
CEO	2022	3,823,403	1,250,002	1,703,128	3,300,766	291,075	7,868,370
	2021	3,228,539	812,505	2,628,961	5,455,036	877,571	11,377,602
	2020	1,946,150	955,299	1,796,586	(509,303)	(234,982)	2,043,151
Non-	2024	909,018	295,675	402,465	196,028	61,722	1,273,559
	2023	1,519,575	300,044	176,379	(60,177)	(25,754)	1,309,978
CEO	2022	1,312,100	299,983	406,798	205,726	53,077	1,677,718
NEOs	2021	1,236,035	150,001	315,475	526,052	339,439	2,267,001
	2020	897,349	234,057	532,602	33,805	(60,376)	1,169,323

(i)	Includes dividends accrued on unvested time-based restricted stock awards.
(ii)

For the CEO, represents the total of the amounts reported in the “Stock Awards” column of the SCT and for the non-CEO NEOs, represents the average total of the amounts reported in the “Stock Awards” column of the SCT, as the grant date fair value of equity awards granted in the applicable year.

(iii)

For the CEO, represents the total fair value and for the non-CEO NEOs, represents the average total fair value as of the end of the applicable year of awards granted during the applicable year that remain unvested as of the end of the applicable fiscal year.

(iv)

Fair value of performance-based restricted stock with unsatisfied performance conditions as of the applicable measurement date also reflects the probable outcome of the applicable performance conditions as of that date.

(v)	Changes in fair value are measured by comparing fair value as of the end of the applicable year to the fair value as of the end of the prior year.
(vi)	Changes in fair value are measured by comparing fair value at vesting to the fair value as of the end of the prior year.
(3)

The non-CEO NEOs for fiscal 2024 were Messrs. Hurt, Todorovic, Fencl and Henderson, whose employment with the Company began on September 16, 2024. The non-CEO NEOs for fiscal 2023, 2022, 2021 and 2020 were Mr. Hurt and Jennifer Kretchmar, whose employment with the Company terminated effective at the end of fiscal 2023. Reported amounts reflect corrections made to 401(k) matching contributions in fiscal 2022 and fiscal 2023.

(4)

Represents the cumulative total stockholder return (“TSR”) for an initial investment of $100 in the Company’s common stock over a five-year period beginning on February 1, 2020 and ending on February 1, 2025.

(5)

Represents the cumulative TSR of the Russell 2000 Consumer Discretionary Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K, over a five-year period beginning on February 1, 2020 and ending on February 1, 2025.

(6)	For additional information on EBITDA, see Appendix A.

Most Important Performance Measures

In the Company’s assessment, the two items listed below represent the most important financial performance measures used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. Please see the “Compensation Discussion and Analysis” section of this proxy statement for more information and Appendix A for an explanation of EBITDA.

EBITDA
Total Revenues

The charts below describe the relationship between compensation actually paid (“CAP”) to our CEO and to our non-CEO NEOs (as calculated above) and our TSR and financial performance as measured by our reported Net Income and EBITDA for the indicated years.

CAP vs. TSR
Compensation Actually Paid ($000s)
Total Shareholder Return (Indexed to $100)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$11,378
$7,868
$2,163
$5,780
$133
$439
$601
$602
$1,085
$2,267
$1,678
$1,310
$1,274
$143
$129
$136
2020
2021
2022
2023
2024
CEO CAP
Avg NEO CAP
BBW TSR
Peer TSR

CAP vs. Net Income & EBITDA
Compensation Actually Paid ($000s)
BBW Net Income/EBITDA ($MM)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$100
$80
$60
$40
$20
$0
-$20
-$40
2020
2021
2022
2023
2024
$2,043
-$23
$11,378
$2,267
$63
$47
$7,868
$1,678
$74
$48
$2,163
$1,310
$79
$53
$5,780
$1,274
$81
$52
CEO CAP
Avg NEO CAP
BBW NI
BBW EBITDA

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended February 1, 2025. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2025, which ends on January 31, 2026. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2026.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended February 1, 2025 and February 3, 2024, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$1,259,771	$1,145,428
Audit-Related Fees	—	—
Tax Fees(2)	116,203	573,663
All Other Fees(3)	2,000	2,000
Total Fees	$1,377,974	$1,721,091

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and, for fiscal 2023, services rendered in connection with the Company’s registration statement on Form S-8.

(2)

Tax Fees are fees paid for international expansion and restructuring reviews, transfer pricing studies, compliance services, ongoing tax consultation, state tax controversy, and tax depreciation services.

(3)	All Other Fees are for access to an accounting and financial reporting standards research tool.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2024 and 2023 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation and Human Capital Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Human Capital Committee. We believe that the information provided in the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately to meet these objectives. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, and other related disclosure.”

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Human Capital Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2025 and beyond. We currently hold our “Say-on-Pay” vote every year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended February 1, 2025 (the “2024 Financial Statements”).

•

Ernst & Young LLP has advised management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them, and based on this evaluation and discussion, recommended that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2025.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2024 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2024 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2024 fiscal year.

Submitted by the Audit Committee of the Board of Directors:

George Carrara, Chairman
Robert L. Dixon, Jr. Narayan Iyengar
Craig Leavitt

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.

The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, age, personal experiences, and backgrounds. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of our commitment to Board diversity in connection with the annual nomination process as well as in new director searches. The company's current seven Directors include two women, two people of color, and one member who openly identifies as LGBTQ+. Our founder and Director Emeritus is also a woman.

The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third-party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an Annual Meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an Annual Meeting of stockholders, or to nominate candidates for election as Directors at an Annual Meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders, or between February 12, 2026 and March 14, 2026, in the case of the 2026 Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an Annual Meeting of stockholders or from making nominations for Directors at an Annual Meeting of stockholders. In order for stockholders to give timely notice of nominations for Directors for inclusion on a universal proxy card in connection with the 2026 Annual Meeting, notice must be submitted by the same deadlines as disclosed above under the advance notice provisions of our amended and restated bylaws and must include the information in the notice required by the bylaws and by Rule 14a-19 under the Exchange Act.

Stockholder proposals intended to be presented at the 2026 Annual Meeting must be received by the Company at its principal executive office no later than January 2, 2026 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

MAY 2, 2025

Appendix A: Reconciliation of Non-GAAP Financial Measures

The Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

As discussed in the sections “2024 Bonus Plan” and “Payout of Fiscal 2022-2024 Performance-Based Restricted Stock” of “Executive Compensation—Compensation Discussion and Analysis,” the Compensation and Human Capital Committee established cumulative Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for fiscal 2024 as the profitability metric for the Company’s 2024 Bonus Plan and the EBITDA compound annual growth rate for fiscal 2022 through fiscal 2024 as the profitability metric for the Company’s 2022 long-term incentive compensation awards. The table below presents a reconciliation of our fiscal 2024, 2023, and 2022 EBITDA to the most directly comparable GAAP measure.

	($ in millions)
	Fiscal 2024	Fiscal 2023	Fiscal 2022
Income (loss) before income taxes (pre-tax)	$67.1	$66.3	$61.9
Interest	(0.9)	(0.9)	0
Depreciation & Amortization	14.8	13.7	12.5
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$81.0	$79.1	$74.4

A-1

APPENDIX B

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

415 SOUTH 18TH STREET

ST. LOUIS, MO 63103

The Annual Meeting will be held on the fourth floor of Build-A-Bear Workshop’s World Bearquarters located at 415 South 18th Street, St. Louis, MO 63103.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south. Take I-170 south and merge onto I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM ILLINOIS

Take I-55 south to I-64 west. Take exit 40A Clark Avenue, turn left on Clark Street, left on South 18th Street, and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM NORTH COUNTY LOCATIONS

Take I-70 east to I-44 west. Take 7th Street exit (Exit 290C) toward Park Avenue. Turn right on 7th Street, left on Chouteau Avenue, right on South 18th Street and left into the Union Station parking lot. The World Bearquarters is on the left.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

B-1

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 11, 2025.

Online
Go to **www.envisionreports.com/BBW** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain
01 - Richard Johnson	☐	☐	☐	02 - Craig Leavitt	☐	☐	☐

	For	Against	Abstain
2. To ratify Ernst & Young LLP as independent registered public accounting firm for fiscal 2025.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐
4. To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

2 3 D M

0457EB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The 2025 Proxy Statement and the 2024 Form 10-K are available at:
www.envisionreports.com/BBW

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Build-A-Bear Workshop, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints President and Chief Executive Officer Sharon John, Chief Financial Officer Voin Todorovic, and Chief Administrative Officer, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 12, 2025 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐